Exhibit 99.1

Calithera Biosciences Reports

First Quarter 2017 Financial Results and Recent Highlights

-Strong quarter-end cash position of $207.1 million supports advancement of multiple clinical development programs

-Calithera to Host Conference Call Today at 1:30 p.m. Pacific Time/ 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., May 9, 2017 (GLOBE NEWSWIRE) — Calithera Biosciences, Inc. (Nasdaq: CALA), a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer, announced today its financial results for the first quarter ended March 31, 2017. As of March 31, 2017, cash, cash equivalents and investments totaled $207.1 million.

“During the first quarter, we significantly strengthened the company’s financial position and we believe we are well positioned to execute on our strategy. Our collaboration and license agreement with Incyte maximizes the clinical and commercial potential of CB-1158, and we are pleased to have achieved the first milestone in March,” said Susan Molineaux, PhD, President and Chief Executive Officer of Calithera. “Looking forward to 2017, we are on track to highlight new clinical data from each of our clinical programs at scientific meetings, including an oral presentation of CB-1158 data at the American Society of Clinical Oncology in June, and multiple clinical updates on CB-839 in renal cell carcinoma and triple negative breast cancer in the second half of 2017. We also plan to present initial results of CB-839 dosed in combination with Bristol Myers Squibb’s Opdivo®.”

First Quarter 2017 and Recent Highlights

•	CB-1158 Global Research, Development and Commercialization Collaboration with Incyte. In January 2017, Incyte and Calithera announced the global collaboration and license agreement for the research, development and commercialization of the first in class, small molecule arginase inhibitor CB-1158. Under the terms of the collaboration and license agreement, Calithera received an up-front payment of $45.0 million from Incyte in addition to an $8.0 million equity investment. CB-1158 entered clinical trials in September 2016 and a $12.0 million pharmacodynamic and pharmacokinetic milestone was achieved in March 2017. Payment of the milestone was received in the second quarter of 2017.

•	CB-1158 Data Accepted for Oral Presentation. Data from the Phase 1 solid tumor trial has been accepted for oral presentation at the 2017 American Society of Clinical Oncology (ASCO) annual meeting. Clinical results to be presented in an oral presentation on June 5 include monotherapy data from Calithera’s Phase 1 trial in solid tumors.

•	CB-839 Enrollment Continues in Renal Cell Carcinoma and Triple Negative Breast Cancer. Calithera continues to enroll patients in combination trials in renal cell carcinoma and triple negative breast cancer, with updates from each of these trials expected in the second half of 2017. Phase 2 trials are expected to begin the second half of 2017 in both renal cell carcinoma and triple negative breast cancer. In addition, initial results of CB-839 dosed in combination with Bristol Myers Squibb’s Opdivo are expected in the second half of 2017.

•	Completed Public Offering of Common Stock. In March 2017, Calithera completed an underwritten public offering of common stock, raising gross proceeds of $80.5 million.

•	At-the-Market progam. In the first quarter of 2017, Calithera received $38.0 million in gross proceeds from the sale of common stock pursuant to its at-the-market offering program.

Selected First Quarter 2017 Financial Results

Cash, cash equivalents and investments totaled $207.1 million at March 31, 2017, compared with $51.8 million at December 31, 2016. Calithera achieved a $12.0 million milestone under its global collaboration and license agreement with Incyte in March 2017, and payment was received in the second quarter of 2017.

Revenue was $4.2 million for the three months ended March 31, 2017 and represents the portion of deferred revenue recognized in the first quarter from the Company’s collaboration and license agreement with Incyte.

Research and development expenses were $6.6 million for the three months ended March 31, 2017, compared with $7.1 million for the same period in the prior year. The decrease of $0.5 million was primarily from the CB-1158 program, including Incyte’s co-funding of development costs, partially offset by an increase in the CB-839 program, including for Phase 2 start-up activities, as well as investment in our early stage research programs.

General and administrative expenses were $3.3 million for the three months ended March 31, 2017, compared with $2.6 million for the same period in the prior year. The increase of $0.7 million was primarily due to costs associated with the Incyte agreement and non-recurring expenses for the sublease of office and laboratory space in March 2017.

Net loss from operations for the three months ended March 31, 2017 was $5.6 million, or $0.22 per share.

Revised Financial Guidance for 2017

Calithera expects that its cash, cash equivalents and investments will be between $180 and $190 million at the end of 2017, exclusive of any funds arising from new collaborations or partnerships, achievement of additional milestones, additional equity financings or other new sources.

Conference Call Information

Calithera will host an update conference call today, May 9th at 1:30 p.m. Pacific Time/ 4:30 p.m. Eastern Time. The call can be accessed by dialing (855) 783-2599 (domestic) or (631) 485-4877 (international), and referring to conference ID 18046993. To access the live audio webcast or the subsequent archived recording, visit the Investors section of the Calithera website at www.calithera.com. The webcast will be recorded and available for replay on Calithera’s website for 30 days.

About Calithera

Calithera Biosciences, Inc. is a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer. Calithera’s lead product candidate, CB-839, is a potent, selective, reversible and orally bioavailable inhibitor of glutaminase. CB-839 takes advantage of the pronounced dependency many cancers have on the nutrient glutamine for growth and survival. It is currently being evaluated in Phase 1/2 clinical trials in combination with standard of care agents. CB-1158 is a first-in-class immuno-oncology metabolic checkpoint inhibitor targeting arginase, a critical immunosuppressive enzyme responsible for T-cell suppression by myeloid-derived suppressor cells. Arginase depletes arginine, a nutrient that is critical for the activation, growth and survival of the body’s cancer-fighting immune cells, known as cytotoxic T-cells. CB-1158 is being developed in collaboration with Incyte Corporation and is currently in a Phase 1 clinical trial. Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to the timing of initiation of Calithera’s clinical trials, the clinical and commercial potential of CB-1158, the results of Calithera’s collaboration with Incyte Corporation, Calithera’s ability to fund its clinical programs, Calithera’s receipt of clinical data from its clinical trials, and Calithera’s cash and investments balance at the end of 2017. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Calithera Biosciences, Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2017	2016
Balance Sheet Data:
Cash, cash equivalents and investments	$207,070	$51,781
Working capital	136,838	49,108
Total assets	223,908	54,796
Total liabilities	58,177	4,890
Accumulated deficit	(128,094)	(122,502)
Total stockholders’ equity	165,731	49,906

Calithera Biosciences, Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Collaboration revenue	$4,192	$—

Total revenue	4,192	—

Operating expenses:
Research and development	6,640	7,066
General and administrative	3,308	2,591

Total operating expenses	9,948	9,657

Loss from operations	(5,756)	(9,657)
Interest income, net	169	75

Net loss	$(5,587)	$(9,582)

Net loss per share, basic and diluted	$(0.22)	$(0.52)

Weighted average common shares used to compute net loss per share, basic and diluted	25,279	18,389

Contact:

Jennifer McNealey

ir@Calithera.com

650-870-1071

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